Exhibit 99
Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 15, 2019--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended May 4, 2019. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Highlights of the First Quarter:

•	Earnings per share of $2.99 compared to $2.89 for the prior year first quarter

•	Net Income of $78.6 million compared to $80.5 million

•	Merchandise sales:

◦	Total sales increased 1% on top of a 2% increase in the prior year first quarter

◦	Comparable sales were flat on top of a 2% increase

•	Retail gross margin declined 141 basis points of sales

•	Retail operating expenses decreased 23 basis points of sales

•	Share repurchase of $17.4 million (0.2 million shares)

First Quarter Results

Dillard’s reported net income for the 13 weeks ended May 4, 2019 of $78.6 million, or $2.99 per share, compared to net income of $80.5 million, or $2.89 per share, for the prior year first quarter. Included in net income for the 13 weeks ended May 4, 2019 is a pretax gain of $7.4 million ($5.8 million after tax or $0.22 per share) related to the sale of two stores.

Net sales for the 13 weeks ended May 4, 2019 were $1.465 billion and $1.458 billion for the 13 weeks ended May 5, 2018. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended May 4, 2019 were $1.421 billion and $1.411 billion for the 13-week period ended May 5, 2018. Total merchandise sales increased 1% for the 13-week period ended May 4, 2019. Sales in comparable stores for the period remained unchanged on a percentage basis. In relation to the total Company sales performance, sales were strongest in juniors' and children's apparel followed by home and furniture and men's apparel and accessories. Below-trend performances were noted in shoes and cosmetics. Sales were strongest in the Eastern region followed by the Central and Western regions, respectively.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) declined 141 basis points of sales for the 13 weeks ended May 4, 2019 compared to the prior year first quarter primarily due to increased markdowns. Consolidated gross margin for the 13 weeks ended May 4, 2019 declined 134 basis points of sales compared to the prior year first quarter. Inventory increased 3% at May 4, 2019 compared to May 5, 2018.

Selling, General & Administrative Expenses

Retail selling, general and administrative expenses ("operating expenses") decreased 23 basis points of sales for the 13 weeks ended May 4, 2019 compared to the 13 weeks ended May 5, 2018. Retail operating expenses were $403.3 million (28.4% of sales) and $404.0 million (28.6% of sales) during the 13 weeks ended May 4, 2019 and May 5, 2018, respectively. Consolidated operating expenses were $405.1 million (27.6% of sales) and $406.0 million (27.8% of sales) during the 13 weeks ended May 4, 2019 and May 5, 2018, respectively.

Share Repurchase

During the 13 weeks ended May 4, 2019, the Company purchased $17.4 million (approximately 0.2 million shares) of Class A Common Stock under its $500 million share repurchase program. Total shares outstanding (Class A and Class B Common Stock) at May 4, 2019 and May 5, 2018 were 26.1 million and 27.6 million, respectively. At May 4, 2019, $389 million authorization remained under the share repurchase program.

Store Information

Dillard's operates 261 Dillard's locations and 28 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total store square footage is 48.7 million.

Lease Accounting

During the first quarter of fiscal 2019, the Company adopted Accounting Standards Update ("ASU") No. 2016-02, Leases (Topic 842): Amendments to the FASB Accounting Standards Codification ("ASU 2016-02") using the optional effective date transition method. Under this method, the Company applied the new standard as of February 3, 2019 with no adjustments to the comparative period presented. The condensed consolidated balance sheet at May 4, 2019 reflects the impact of recording operating lease assets and operating lease liabilities for existing operating leases. At May 4, 2019, the operating lease assets totaled $52.8 million, and the operating lease liabilities totaled $52.0 million. The impact of the adoption was immaterial to the condensed consolidated statements of income for the 13 weeks ended May 4, 2019.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended
	May 4, 2019		May 5, 2018
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,465.4	100.0%	$1,458.2	100.0%
Service charges and other income	32.5	2.2	33.2	2.3
	1,497.9	102.2	1,491.4	102.3

Cost of sales	927.8	63.3	903.7	62.0
Selling, general and administrative expenses	405.1	27.6	406.0	27.8
Depreciation and amortization	52.4	3.6	56.0	3.8
Rentals	6.1	0.4	6.5	0.4
Interest and debt expense, net	11.2	0.8	14.0	1.0
Other expense	1.9	0.1	1.9	0.1
Gain (loss) on disposal of assets	7.4	0.5	(0.1)	0.0
Income before income taxes	100.8	6.9	103.2	7.1
Income taxes	22.2		22.7
Net income	$78.6	5.4%	$80.5	5.5%

Basic and diluted earnings per share	$2.99		$2.89
Basic and diluted weighted average shares	26.3		27.8

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	May 4, 2019	May 5, 2018
Assets
Current Assets:
Cash and cash equivalents	$139.8	$164.1
Restricted cash	8.7	1.9
Accounts receivable	47.9	43.1
Merchandise inventories	1,832.6	1,780.8
Other current assets	66.0	55.5
Total current assets	2,095.0	2,045.4

Property and equipment, net	1,551.8	1,662.9
Operating lease assets	52.8	—
Other assets	79.4	73.2

Total Assets	$3,779.0	$3,781.5

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,134.3	$1,052.3
Current portion of long-term debt and finance leases	1.0	162.1
Current portion of operating lease liabilities	15.1	—
Federal and state income taxes	29.0	63.9
Total current liabilities	1,179.4	1,278.3

Long-term debt and finance leases	367.2	368.0
Long-term operating lease liabilities	36.9	—
Other liabilities	241.0	240.5
Deferred income taxes	17.6	12.6
Subordinated debentures	200.0	200.0
Stockholders' equity	1,736.9	1,682.1

Total Liabilities and Stockholders' Equity	$3,779.0	$3,781.5

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	13 Weeks Ended
	May 4, 2019	May 5, 2018
Operating activities:
Net income	$78.6	$80.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	52.5	56.5
(Gain) loss on disposal of assets	(7.4)	0.1
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2.0	(4.6)
Increase in merchandise inventories	(304.2)	(317.2)
Decrease (increase) in other current assets	2.7	(5.2)
Increase in other assets	(2.1)	(1.4)
Increase in trade accounts payable and accrued expenses and other liabilities	204.3	224.4
Increase in income taxes payable	21.9	22.3
Net cash provided by operating activities	48.3	55.4

Investing activities:
Purchase of property and equipment	(18.7)	(39.2)
Proceeds from disposal of assets	13.4	1.9
Distribution from joint venture	0.2	0.8
Net cash used in investing activities	(5.1)	(36.5)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.2)	(0.3)
Cash dividends paid	(2.6)	(2.8)
Purchase of treasury stock	(15.4)	(36.8)
Net cash used in financing activities	(18.2)	(39.9)

Increase (decrease) in cash, cash equivalents and restricted cash	25.0	(21.0)
Cash, cash equivalents and restricted cash, beginning of period	123.5	187.0
Cash, cash equivalents and restricted cash, end of period	$148.5	$166.0

Non-cash transactions:
Accrued capital expenditures	$6.7	$8.1
Accrued purchases of treasury stock	2.0	—
Lease assets obtained in exchange for new operating lease liabilities	57.0	—

Estimates for 2019
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 1, 2020 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2019	2018
	Estimated	Actual
Depreciation and amortization	$225	$224
Rentals	29	29
Interest and debt expense, net	46	53
Capital expenditures	140	137

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2019, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.bull@dillards.com